EXHIBIT 10.10

                             CONSULTING AGREEMENT

      This Agreement is entered into this 1st day of January, 1996 by and between INCSTAR Corporation, a Minnesota corporation having its principal place of business at 1990 Industrial Boulevard, P.O. Box 285, Stillwater, Minnesota 55082 (the "Company"), and Michael Steffes, M.D., Ph.D., an individual residing at 1583 Fulham Street, St. Paul, Minnesota 55108 ("Consultant").

                                   Recitals

      A. Consultant has been involved in the field of immunodiagnostic technology and has substantial technical and business knowledge of the development, manufacturing and marketing of immunodiagnostic products.

      B. The Company values the knowledge and expertise of Consultant and desires to obtain consulting services from Consultant on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, the Company and Consultant agree as follows:

      1. Retention of Consultant; Services to be Performed. The Company hereby retains Consultant for the term of this Agreement to perform consulting services in the field of immunodiagnostic products (the "Field"), including attendance at meetings of the Company's Scientific Advisory Panels, and general consulting services relating to such field and such other consulting services as the parties may agree.

     2. Compensation. For Consultant's services hereunder, the Company shall pay to Consultant a fee of $12,000 per year. The Company shall pay such fee in equal quarterly amounts on the first day of the applicable quarter. Consultant shall be responsible for the payment of all federal, state or local taxes payable with respect to all amounts paid to Consultant under this Agreement.

      3. Expenses. The Company shall reimburse Consultant for all reasonable travel and other out-of-pocket expenses incurred by Consultant in rendering consulting services hereunder; provided that the Company has approved such expenses in advance. The Company shall pay such reimbursement within 30 days after receipt of appropriate receipts or documentation of the expenses.

     4.   Ownership and Assignment of Inventions.

           a. Notification of Inventions. Consultant shall promptly notify the Company in writing of the existence and nature of, and shall promptly and fully disclose to the Company, any and all ideas, designs, practices, processes, apparatus, improvements and inventions, whether or not they are believed to be patentable, which Consultant has conceived or first actually reduced to practice and/or may conceive or first actually reduce to practice during the term of this Agreement or which Consultant may conceive or reduce to practice within six (6) months after termination of this agreement, if such inventions relate to a product or process upon which Consultant worked during the term of his consulting arrangement with the Company ("Inventions").

           b. Assignment to Company. Consultant agrees to assign, and hereby does assign, to the Company, all right, title and interest in and to all such Inventions. At the request of the Company, Consultant shall execute all papers, including patent applications, assignments of inventions, patents and copyrights, and other instruments that the Company shall deem necessary or convenient in order to perfect the Company's rights in the Inventions.

           c.    Limitation.   Section 4(b) shall not apply  to  any  invention
meeting the following conditions:

          (1)  such invention was developed entirely on Consultant's own time;

          (2) such invention was made without the use of any of the equipment, supplies, facility or trade secret information of the Company;

          (3) such invention does not relate (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development; and

          (4) such invention does not result from any work performed by Consultant for the Company.

          d. Copyrights. All right, title, and interest in all copyrightable material which Consultant shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Consultant agrees to execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Consultant for the Company in performing his responsibilities under this Agreement shall be considered "works made for hire" as defined in the U.S. Copyright Act.

           e. Know-How. All know-how and trade secret information conceived or originated by Consultant which arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

          5.   Confidential Information.

           a. Confidentiality Obligation. Except as permitted by the Company in writing, during the term of this Agreement or for a period of three (3) years thereafter, Consultant shall not divulge, furnish or make accessible to anyone or use in any way (other than in the consultancy for the Company) any confidential or secret knowledge or information of the Company which Consultant has acquired from the Company concerning trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. The foregoing obligation of confidentiality, however shall not apply to any knowledge or information which is now part of the public domain, which subsequently becomes generally publicly known other than as a direct or indirect result of the breach of this Agreement by Consultant, the knowledge or information was known to Consultant prior to disclosure by Company or the knowledge or information is obtained from a third party having the right to make such disclosure.

           b. Irreparable Harm. Consultant acknowledges that the above-described confidential or secret knowledge or information constitutes a unique and valuable asset to the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.

      6. Relationship to an Academic Institution. The Company acknowledges that Consultant is a member of the faculty of the University of Minnesota (the "University"), and is subject to certain agreements and policies of the University. Consultant represents that he is not a party to any existing agreement with the University that would prevent him from performing any of the consulting services for the Company contemplated in this Agreement. Consultant represents that he will ensure that any services he performs outside of the University are not in conflict with any University policy or agreement.

      7. Competing Activities. Consultant represents to the Company that (a) Consultant has disclosed to the Company any and all other obligations, arrangements, agreements or interests of Consultant that may constitute or give rise to a conflict of interest on the part of Consultant given the nature and terms of this Agreement and (b) Consultant is not now under any obligation of a contractual or other nature to any person, firm, corporation or other entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair the execution of this Agreement or the performance by Consultant of Consultant's obligations hereunder. Consultant further agrees that he will not, during the term of this Agreement and for six (6) months thereafter, provide to any other business or entity any services relating to the research, development, production, marketing or sale of any product in the Field that is similar to or competitive with any in vitro immunodiagnostic product researched, developed, produced, marketed or sold by the Company during the term of this Agreement.

      8. Term and Termination. Unless terminated as provided herein, this Agreement shall continue until the one (1) year anniversary of the date set forth above, and shall be renewed automatically for one (1) year terms thereafter, unless either party notifies the other party at least sixty (60) days prior to the renewal date. This Agreement shall be terminated earlier (a) in the event of the death or serious disability of Consultant or (b) upon thirty (30) days written notice by either party. If this Agreement is terminated prior to the expiration of the term hereof, Consultant shall be entitled to receive the quarterly consulting fee through the date of termination, pro rated as of the date of termination. Sections 4 and 5 shall survive termination of this Agreement.

     9.   Miscellaneous.

           a. Assignment. Consultant may not assign any right nor delegate any obligation under this Agreement without the prior written consent of the Company. Any such attempted assignment or delegation without proper consent shall be void.

           b. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, excluding its choice of law rules.

            c. Entire Understanding; Binding Agreement. This Agreement constitutes the final and complete agreement between the Company and Consultant with respect to the subject matter hereof, superseding any previous oral or written communication, representation, understanding or agreement with the Company or any officer or representative of the Company. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns and upon Consultant and his executors, administrator or representatives. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

          d. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed effective upon the personal delivery thereof, if mailed, forty-eight (48) hours after having been deposited in the United States mails, postage prepaid, and addressed to the party to whom it is directed at the address set forth above (or such other address provided in writing to the other party).

           e. Injunctive Relief. Consultant acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by Consultant of the provisions of Section 4 or 5 of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, the Company shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

           f. Status of Consultant. Consultant is an independent contractor and not an employee of the Company. Consultant has no authority to obligate the Company by contract or otherwise. Consultant shall not be entitled to any employee benefits that the Company provides to its employees. Consultant shall be free to exercise discretion and independent judgment as to the method and means of performance of the services to be provided pursuant to this Agreement.

      IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date set forth in the first paragraph.

                                        INCSTAR CORPORATION


                                        By /s/John Booth___________


                                        /s/Michael Steffes_________
                                        Michael Steffes, M.D., Ph.D.